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                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT dated September 30, 1997, effective as of October __, 1997, is between TEXSTAR PETROLEUM, Inc., a wholly owned subsidiary of Benz Energy, Ltd., (the "Company"), and Ernest J. LaFlure ("Employee").

     NOW THEREFORE, it is hereby agreed as follows:

     1. EMPLOYMENT. Upon the terms and conditions and for the consideration hereinafter stated, the Company hereby employs Employee as the President and Chief Operating Officer of the Company and the Employee hereby accepts employment and agrees to perform the duties specified in Section 5 below. Additionally, Employee shall serve as a member of the Board of Directors of the Company as well as a member of the Executive Committee. The Company hereby covenants and agrees that it shall elect Employee as President of the Company and a member of the Executive Committee at each annual meeting of the Board of Directors during the term this Agreement is in effect. Employee represents and warrants to the Company that Employee's employment hereunder will not constitute a breach of, or default under, any contract or covenant by which Employee is bound, and Employee agrees to indemnify the Company against any expenses or losses suffered by the Company as a result of any action arising out of any such contract or covenant. The Company shall deliver to the Employee a certified copy of its Articles of Incorporation and By-Laws, as amended.

     2. TERM. The term of employment shall commence on the effective date of this Agreement and continue for a period of 36 months or until terminated pursuant to the provisions of Section 11; provided, however, no termination of employment, howsoever caused, shall release Employee from the covenants contained in Section 12 of this Agreement, which covenants shall survive the termination of this Agreement.

     3. COMPENSATION. For all services rendered by Employee under this Agreement, the Company shall pay to Employee a salary of Sixteen Thousand Six Hundred and Sixty-Six and Sixty-Seven one Hundredth Dollars ($16,666.67) per month, payable in accordance with the Company's standard payroll procedures ("Salary"). Employee's Salary shall be subject to withholding for all applicable taxes and insurance premiums. In addition, Employee shall have participation as a Limited Partner and Generator in LGR Resources, L.P., a Texas limited partnership (the "Partnership"), in accordance with and subject to the Limited Partnership Agreement of the Partnership, a copy of which is attached hereto as Exhibit A. Contemporaneously herewith, LGR Resources Limited, a Texas limited partnership, has executed a written agreement whereby the Employee shall be designated as a Limited Partner and Generator and authorized to participate in the aforesaid Partnership as therein set forth.

     4. COMPENSATION - VARIABLE. Employee shall be granted 300,000 shares of options of Benz Energy Ltd. on the first day of employment. Such options shall have a term of three years from the grant date. Additionally, Employee shall granted an additional 200,000 shares when the share price reaches $6.00 per share for a 30 day trading period and an additional 200,000 shares when the share price reaches $8.00 per share. Notwithstanding anything contained to the contrary, the Option Agreement shall provide that the options shall be outstanding for a period of no less than three (3) years from the effective date of this Agreement, and it shall not terminate in the event the

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Employee terminates his employment with the Company. Such option shares will not terminate if Employee leaves the Company after the first three years. Within five (5) business days from date hereof, Benz Energy Ltd. shall deliver to Employee a resolution of its Board of Directors granting to the Employee the aforesaid stock options, and a written stock option agreement with respect to said shares as hereinabove set forth. Contemporaneously herewith the Company has paid Employee a signing bonus of $100,000.00, receipt of which is hereby acknowledged by the Employee. Finally, a bonus plan will be instituted, wherein the Company will pay a bonus to Employee based on a percentage of the gross revenue and a percentage of net income as audited on a quarterly basis by the Company's auditors. The goal would be that Employee would receive on an annual basis a bonus equal to one to two times the annual compensation in Section 3 above.

     5. DUTIES. During the term of this Agreement, as President and Chief Operating Officer of the Company, Employee agrees to be responsible for the daily execution of the Companies business operations. The Employee shall perform the duties of President of the Company as prescribed by the By-Laws of the Company. Employee also shall perform such duties as are normally incident to that position and shall perform such other duties and responsibilities as may be prescribed from time to time by the board of directors of the Company.

     6. EXTENT OF SERVICE. Employee shall devote Employee's entire time, attention, and energies to the business of the Company and shall not during the term of this Agreement be engaged in any other business activity, if pursued for gain, profit, or other pecuniary advantage. The foregoing shall not be construed as preventing Employee from making any investments, provided such investments do not require any material services on the part of Employee. Additionally, during the term of Employee's employment with the Company, Employee shall not invest in, be employed by, or otherwise be associated or affiliated with any company or business that is in competition with the Company. This latter condition shall not include normal investments in other companies in which the Employee is not active in the management of such company.

     7. WORKING FACILITIES. The Company shall furnish such office facilities, supplies, secretarial help, and other facilities and services suitable to Employee's position and adequate for the performance of Employee's duties hereunder. The Company will provide Employee with one (1) parking space in the parking garage used by the Company; or at Employee's option, Employee may elect to receive the amount of the monthly parking fee in cash and make his own parking arrangements. The Company and the Employee agree that the Employee shall perform his duties out of the Company's offices in Houston, Harris County, Texas. The Employee shall not be required to move to another location outside of Houston, Harris County, Texas, without his prior written consent. The Company shall pay all annual professional dues for the purpose of maintaining the Employee's good standing in professional organizations in which he is a member and the cost of attending industry business conventions.

     8. FRINGE BENEFITS. Employee shall be entitled to participate in the group insurance (including Medical Health Plan and Dental Plan), 401K Plan and other fringe benefit programs as are established for the other executive employees of the Company, on the same basis as such other employees are entitled thereto, it being understood that the establishment, termination, or change of such programs shall be at the sole discretion of the board of directors of the Company. Notwithstanding the foregoing, Employee shall

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have the option (exercisable by written notice to the Company) to waive participation in the Company's group health insurance program and receive a monthly premium otherwise applicable to Employee, in which event Employee shall be responsible for obtaining his own insurance coverage. Company shall reimburse Employee any dental costs incurred prior to the inclusion of a dental plan as part of the Company's group insurance program.

     9. EXPENSES. Employee is authorized to incur reasonable expenses in the performance of his duties and the promotion of the business of the Company, including expenses for business entertainment, travel, basic cellular phone monthly fees and business calls, and similar items, subject, however, to the Company's stand expense reimbursement policies. The Company will reimburse Employee for all such expenses upon the presentation by Employee of an itemized account of such expenditures in a timely manner.

     10. VACATION AND SICK LEAVE. Employee shall be entitled to four (4) weeks annual vacation, and if not used, the unused portion can be carried forward during the next calendar year, provided that in no event will the Employee be entitled to annual vacation in excess of six (6) weeks. Employee shall be entitled to five (5) days annual sick leave which shall accumulate if not completely taken during each calendar year.

     11. TERMINATION. Employee's employment with the Company shall be terminated upon the first of the following events to occur:

     (a) DISABILITY. If Employee is unable to perform Employee's services by reason of illness or incapacity and the board of directors of the Company determines Employee to be disable, Employee shall receive the full monthly Salary provided in Section 3 hereof for a period of three (3) months following the date of disability (as determined by the board of directors of the Company), plus any amounts paid under any disability or hospitalization plan initiated and maintained by the Company, and a proration of Employee's Commissions, at which time this Agreement shall automatically terminate and the Company shall have not further obligations to Employee. Notwithstanding anything herein contained to the contrary, in the event the Company determines that the Employee is disabled, he shall nevertheless be entitled to receive any bonus through date of termination under the Company's Bonus Plan, and the right to exercise the Stock Option referred to in Section 4 above.

     (b) DEATH. If Employee dies during the term of this Agreement, the Company shall pay to Employee's executors or administrators the monthly Salary for the month in which Employee dies, together with any fringe benefits which may be provided by the Company in accordance with Section 8 hereof, and a proration of Employee's Commissions after which this Agreement shall automatically terminate and the Company shall have no further obligations to Employee's estate or heirs. Notwithstanding anything herein contained to the contrary, in the event of the Employee's death during the term of this Agreement, the Employee shall be entitled to receive any bonus accrued to the Employee under the Company's Bonus Plan and his Executor or Administrator shall have the right to exercise the Stock Options referred to in Section 4 above.

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     (c)  NOTICE BY EMPLOYEE.  After the first three (3) years, this
          Agreement may be terminated by Employee without cause, upon 30 days advance written notice from Employee to Company. Unless otherwise agreed to by the Company and Employee, Employee's employment responsibilities and compensation shall continue until the end of the notice period, at which time the Company shall have no further obligations to Employee. However, if Employee determines to leave the Company prior to the end of the three (3) year term, any unearned options shall terminate and any options not exercised shall terminate.

     (d) WITH CAUSE. The Company may terminate Employee's employment without advance notice for "cause", with no further obligation to Employee under this Agreement other than the payment of Salary only accrued through the termination date. The term "cause" as used herein shall mean any of the following, each as determined by the board of directors of the Company: (i) Employee's conduct which constitutes an act of fraud, theft, dishonesty, or violation of any statutory or common law duty of loyalty to the Company,
          (ii) Employee's conviction of a felony or any crime of moral turpitude, (iii) Employee's grossly negligent actions or omissions or willful refusal to discharge the duties assigned by the board of directors of the Company to Employee hereunder, or (iv) Employee's unreasonable absence from employment without excuse or justification.

     (e) WITHOUT CAUSE. The Company may terminate the Employee's employment for cause upon the Company giving 10 days prior written notice to the Employee setting forth with specificity the cause for the Company's election to terminate the Employee's employment. In the event the Employee is terminated without cause, he shall be entitled to receive liquidated damages as set forth in paragraph 15 below.

     12. DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that Employee will have access to certain confidential information of the Company and that such information constitutes valuable, special, and unique property of the Company. Employee agrees that during and after the termination of this Agreement, howsoever the termination is accomplished, Employee will not disclose to any person, firm, corporation, association, or other party, any information, knowledge, data, or customer list relating to the Company's business, work, customers, or clientele. All files records, documents, data, and similar items relating to the business, customers, and clientele of the Company, including, but not limited to customer lists, geological data, computer data base information, and prospect lists (whether prepared by Employee or otherwise) shall be and remain the exclusive property of the Company upon the termination of this Agreement. In the event of a breach or threatened breach by Employee of the provisions of this Section 12, the Company shall be entitled an injunction restraining Employee from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee.

     13. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the rules of

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the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to determine whether Employee was terminated without disability or good cause, as defined in Sections 11(a) and 11(d), respectively, or that Company or Employee has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Company. If the arbitrators determine the Employee was wrongfully discharged, the Employee shall be entitled to recover from the Company all reasonable legal fees and expenses incurred in connection with such Arbitration proceeding.

     14.  MISCELLANEOUS.

     (a) Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certifies mail: (a) to Employee's residence in the case of Employee, or (b) to the principal office of the Company in the case of the Company.

     (b) the waiver by the Company of a breach of any provisions of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by Company.

     (c) This Agreement contains the entire understanding of the parties and may not be amended except by a writing signed by both parties and may not be amended except by a writing signed by both parties.

     (d) This Agreement shall be binding upon the parties to this Agreement and their heirs, executors, administrators, successors, and assigns. The Company may not assign its obligations hereunder except by operation of law. Employee may not assign Employee's duties hereunder.

     (e) This Agreement shall be subject to and governed by the laws of the State of Texas.

     (f) The invalidity or unenforceability of any provision herein shall not affect the validity or enforcement of any other provision.

     15. LIQUIDATED DAMAGES. The Company reserves the right, in its sole discretion, to terminate the Employee's employment under this Agreement without cause; provided the Company pays the Employee the "Liquidated Damages" as hereinafter set forth. The Company and the Employee recognize that the services rendered by the Employee are special, unique and of extraordinary character. It is anticipated and acknowledged by the Company and the Employee that if the Company shall terminate the Employee's employment without cause, the Employee will sustain actual damages, the amount of which is indefinite, uncertain and difficult to exactly ascertain, because of the uncertainty of relocating and seeking a comparable position in the market place and because of the difference of opinion with respect thereto. In order to avoid a dispute as to the amount of such damages and the mutual expenses and inconvenience that such a dispute would entail, the Company and the Employee after a full exchange of views on the

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subject have agreed and do hereby agree and stipulate that, in the event the
Company terminates the Employee's employment without cause, at any time prior to three (3) years from the date of commencement of employment, then in such event, the Company will pay the Employee as Agreed Liquidated Damages, not as a penalty, the amount of $1,500,000.00 minus (i) the amount of $16,666.67 for each month the Employee was paid, (ii) all cash bonuses received by the Employee prior to termination and (iii) the value of the stock option referred to in paragraph 4, being the difference between the option price and the value of the option shares as of the date of termination. The Company and the Employee do hereby stipulate and agree that such amount is a mutually agreed, best, fair and reasonable estimate of the actual damages that the Employee will sustain in the event of such termination without cause, based upon the facts and the circumstances of the parties. Notwithstanding anything herein contained to the contrary, the Employee shall not be obligated to seek new employment and the financial obligation of the Company in Section 15 will not be diminished by an income otherwise received by the Employee thereafter.

          16. GUARANTEE. In consideration of the Employee resigning from Shell Oil Company after 20 years of service, in the event the Employee's aggregate compensation received under Sections 3 and 4 above shall be less than $1,500,000.00, then in such event, the Company agrees to pay to the Employee the difference between $1,500,000.00 and all forms of compensation actually received from the Company during the first three (3) years of his employment other than any overriding royalties in the Partnership. As a further inducement for the Employee to enter into this Agreement, Prentice B. Tomlinson, Jr. has executed an individual personal guaranty of this obligation to the Employee under a separate Guaranty Agreement attached hereto and marked Exhibit B.

          17. CORPORATE RESOLUTION. Contemporaneously herewith, the Company shall deliver to the Employee a Certified Resolution of the Board of Directors of the Company authorizing and approving this Employment
Agreement, the election of the Employee as the President and Chief Operating Officer of the Company and as a member of the Executive Committee and the election of the Employee as a Director of the Company.

          18. ATTORNEYS' FEES AND EXPENSES. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against either party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       COMPANY:

                                       TEXSTAR PETROLEUM, INC.

                                       By: /s/ ILLEGIBLE
                                           ----------------------------------
                                           President and CEO

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                                       EMPLOYEE:

                                       /s/ Ernest J. LaFlure
                                       --------------------------------------
                                       Ernest J. LaFlure














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